Exhibit 99.2

Contact:	FOR IMMEDIATE RELEASE
ComEd Media Relations (312) 394-3500

ComEd mid-sized customer group declared competitive

CHICAGO (October 18, 2007) The Illinois Commerce Commission approved a filing that makes the electric supply competitive for all of ComEd’s approximately 18,000 medium-sized non-residential customers. Examples of customers in this group include fast food restaurants, small grocery stores and small machine shops.

More than 50 percent of these medium-sized customers already have chosen alternative energy supply from one of 19 different suppliers. By law, all customers with peak demand from 100 to 400 kilowatts (kW) may be declared competitive once a minimum of 33 percent of this customer group is taking service from at least three competitive suppliers.

Here is what the declaration means for ComEd’s 100 to 400 kW customer group:

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Those on a fixed ComEd electric supply rate have a several-year grace period and can elect to stay on a fixed price until May 2010, by which time they will have had to choose an alternative Retail Electric Supplier (RES) or receive an hourly-priced default rate from ComEd.

•	For those customers who already have chosen a different supplier than ComEd, they will continue to receive supply from a RES or may opt to receive ComEd’s hourly-priced default rate.

•	New medium-sized non-residential customers applying for service must find a RES or take ComEd’s hourly default rate.

All of ComEd’s large commercial customers with a peak demand of 400 kW or greater were declared competitive in August with the passage of a settlement between Illinois utilities and lawmakers. More than 85 percent of ComEd’s customers in this group already are choosing alternative suppliers. Examples of customers in this group include big box stores, large grocery stores, hospitals, colleges and manufacturers. These customers still on a fixed ComEd electric supply rate can stay on a fixed price until May 2008, at which time they will need to choose an alternative RES or receive an hourly-priced default rate from ComEd.

Non-residential customers can visit www.ComEdpowerpath.com to learn more information about supplier choices.

Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.4 million customers. ComEd provides service to approximately 3.8 million customers across Northern Illinois, or 70 percent of the state’s population.